Exhibit 10.1

Amended and Restated

License Agreement

This Amended and Restated License Agreement (this “Agreement”) is made as of the 20th of October, 2023 (the “A&R Effective Date”) by and between Bluejay Diagnostics, Inc., having its principal place of business at 360 Massachusetts Avenue, Suite 203, Acton, MA, 01720, USA (“Bluejay”) and Toray Industries, Inc., having its principal place of business at 1-1, Nihonbashi-muromachi 2-chome, Chuo-ku, Tokyo 103-8666, Japan (“Toray”). Bluejay and Toray are together referred to as the “Parties” and individually as a “Party”.

BACKGROUND

(A)	Toray and Bluejay are parties to a License and Supply Agreement dated October 6, 2020 (the “Original Agreement”).

(B)	Toray and Bluejay have been discussing a new scheme for the purchase, supply, and development of, and transfer of technology in respect of, Chip Products (as defined in Article 1.5) for the purpose of achieving Commercial Sales (as defined in Article 1.6) by way of Bluejay’s developing the Chip Products and transitioning their manufacture from Toray to a Designated Manufacturer (as defined in Article 1.9).

(C)	In order to formalize this new scheme and the relevant terms and conditions, the Parties therefore desire: (i) to amend and restate their respective rights and obligations relating to the license under the Original Agreement as set forth in this Agreement; and (ii) to amend and restate their respective rights and obligations relating to the supply aspects of the Original Agreement as set forth in the Master Supply Agreement entered into between the Parties on or around the date of this Agreement (the “Supply Agreement”).

NOW THEREFORE, in consideration of the covenants contained herein, the Parties hereby agree as follows:

Article 1.	Definitions

For the purpose of this Agreement, the following capitalized terms (the singular may include the plural and vice versa) shall have the following meanings:

1.1	“A&R Effective Date” has the meaning defined in the introductory paragraph of this Agreement.

1.2	“Affiliate” means in respect of either Party, any Person that directly, or indirectly through one of more intermediaries, controls, is controlled by or is under common control with such Party at any time. For the purpose of this Agreement and as used in this definition of “Affiliate”, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean to possess the power to direct management or policies of such Party, whether through: (a), direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in such entity; (b) the right to appoint more than fifty percent (50%) of the directors of such Party; or (c) by contract.

1.3	“Background Intellectual Property Rights” has the meaning defined in Article 13.4.1.

1.4	“Bluejay Analysis Devices” has the meaning defined in Article 8.1.

1.5	“Chip Products” means protein detection chips that have a function of automatic stepwise feeding of reagent for IL-6 and IL-8 and are supplied by Toray or the Designated Manufacturer.

1.6	“Commercial Sales” means the commercial transfer or disposition for value of Products, supplied by the Designated Manufacturer, in a country in the Territory to a third party by Bluejay or any of its Affiliates, subcontractors, or sublicensees after obtaining all necessary Market Approvals as set forth in Articles 3.1 and 3.2 for such country.

1.7	“Commercial Sales Start Date” has the meaning defined in Article 4.2.

1.8	“Confidential Information” of a Party means any proprietary or confidential information of any nature of such Party. Confidential Information may include, but shall not be limited to, the Toray Know-How, Bluejay Background Intellectual Property Rights, processes, compilations of information, records, specifications, cost and pricing information, customer lists, catalogs, booklets, technical advertising and selling data, samples, and the fact of either Party’s intent to manufacture or market any new product, and except for information which is public or general industry knowledge, all information furnished by a Party to the other Party shall be considered to be Confidential Information, whether or not specifically so designated.

1.9	“Designated Manufacturer” means SanyoSeiko Co., Ltd., a company incorporated in Japan with its principal place of business at 1435 Ozawa, Saruhashi-machi, Otsuki-shi, Yamanashi 409-0616, Japan (“SanyoSeiko”), or any other company as may be designated by Bluejay from time to time as the manufacturer of the Products and/or the Bluejay Analysis Devices.

1.10	“Effective Date” means October 6, 2020, being the effective date of the Original Agreement.

1.11	“Foreground Intellectual Property Rights” has the meaning defined in Article 13.3.

1.12	“Improvements” means any discoveries, inventions, formulations, processes, methods, know-how, techniques, formulae, compositions, compounds, or applications relating to Products during the term of this Agreement.

1.13	“Intellectual Property Rights” means all patent, industrial design, registered design, unregistered design right, trade secret, trade dress, moral right, copyright, and right in invention, ideas, work methodology, works of authorship, technology, innovation, creation, concepts, drawings, research, analysis, know-how, experiment, method, procedure, process, system, technique and other intellectual property rights or proprietary rights, including, in all cases, an application therefor and right to apply thereafter.

1.14	“Invention” has the meaning defined in Article 13.3.

1.15	“Joint Marketing Planning Meetings” has the meaning defined in Article 9.1.

1.16	“Market Approvals” means all approvals, clearances, licenses, registrations, or authorizations by an applicable Regulatory Authority necessary to import, commercialize and market Products in the Territory, including pricing and reimbursement approval in the Territory.

1.17	“Net Sales” means the gross amount collected by Bluejay, its Affiliates, subcontractors and sublicensees for Commercial Sales, less standard deductions taken in accordance with the United States generally accepted accounting principles (GAAP).

1.18	“Original Agreement” has the meaning defined in Paragraph (A) of the Background to this Agreement.

1.19	“Patents” means the patents listed and described in Exhibit A, plus: (a) all divisionals, continuations, continuations-in-part thereof or any other patent rights claiming priority directly or indirectly to any of the issues patents or patent applications identified on Exhibit A; and (b) all patents issuing on any of the foregoing, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates and extensions of any of the foregoing, and all foreign counterparts thereof.

1.20	“Performance Qualification” means that the testing performed on Chip Products for IL-6 manufactured by the Designated Manufacturer shows substantial equivalence between those Chip Products and Toray Chips, where the testing is based on specifications determined separately between Bluejay and Toray.

1.21	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other legal entity or organization, including a government or political subdivision, department or agency of a government.

1.22	“Product” means a protein detection chip that has a function of automatic stepwise feeding of reagent, the manufacture, use or sale of which in or into a given country would infringe a Valid Claim within the Patents. For clarity, “Product” includes Toray Chips.

1.23	“Public Official” has the meaning ascribed to it in Article 14.3.

1.24	“Regulatory Authority(s)” means the Food and Drug Administration (“FDA”) or any successor entity of the United States of America, any entity in charge of CE marking in the European Union and any other governmental authority whose approval is required for the commercialization of Products in the Territory.

1.25	“Royalty Term” has the meaning defined in Article 4.2.

1.26	“Supply Agreement” has the meaning defined in Paragraph (C) of the Background to this Agreement.

1.27	“Technical Assistance Fee” has the meaning defined in Article 5.4.

1.28	“Term” has the meaning defined in Article 15.1.

1.29	“Territory” means worldwide except for Japan.

1.30	“Toray Chip Intermediates” means the intermediates of Chip Products manufactured by Kamakura Techno-Science, Inc. (a company incorporated in Japan and an indirectly wholly owned Affiliate of Toray) and supplied by Toray, which specifically refers to a cartridge with beads and side films, QR cord label, side label-1, side label-2, reservoir filled with reagents, individual package bag, bag label, beads in PBS-T suspension for Pre-column and PAb coated beads in suspension for Reaction Column.

1.31	“Toray Chip Products” means Chip Products supplied by Toray.

1.32	“Toray Chips” means Toray Chip Intermediates and Toray Chip Products.

1.33	“Toray Know-How” means all intellectual property rights owned or controlled by Toray, including all: (a) trade secrets and confidential business information relating to Toray Chips; and (b) any other scientific or technical information and data relating to Toray Chips, which are necessary and/or useful for Bluejay to make, have made, promote, market, sell and distribute Chip Products in the Territory and to make Chip Products and have Chip Products made in Japan, including the information listed in Exhibit B, but excluding the Patents.

1.34	“Trademark” means the mark “RAY-FAST®”, and any other word, name, symbol, color, designation or device or any combination thereof owned by Toray, including, without limitation, any trademark, trade dress, brand mark, house mark, trade name, brand name, logo, or business symbol (whether or not registered or registerable) used in association with Products, and all trademark applications and registrations related thereto.

1.35	“Valid Claim” shall mean a claim of an issued or granted patent of the Patents which has not lapsed or become abandoned, which claim has not been declared invalid or unenforceable by a final, non-appealable decision or judgment of a court of competent jurisdiction, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within five (5) years of its priority date, it will not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

Article 2.	Grant of Licenses

2.1	Exclusive License. Subject to the terms and conditions hereof, Toray hereby grants to Bluejay an exclusive (even as to Toray) and sublicensable (only in accordance with Article 2.3) license, under the Patents and Toray Know-How, to make, have made, use, promote, market, sell, offer to sell, import, export, label, repackage, distribute and otherwise exploit Products in the Territory.

2.2	Non-Exclusive License. Subject to the terms and conditions hereof, Toray hereby grants to Bluejay a non-exclusive and sublicensable (only in accordance with Article 2.3) license, under the Patents and Toray Know-How, to make Products and have Products made in Japan.

2.3	Subcontract. Bluejay may, after obtaining Market Approval under Article 3.1, sublicense its rights under Articles 2.1 and 2.2 to its Affiliates and other third parties (including, without limitation, contract manufacturing organizations, contract research organizations, distributors, and other contractors and service providers), with written notice to Toray with respect to the sub-licensee and the rights to be granted within fourteen (14) days after such sublicense, for the sole purpose of performing Bluejay’s obligations under this Agreement or exercising Bluejay’s rights with respect to the development, manufacture and commercialization or other exploitation of Products in the Territory and the manufacture of Products in Japan. Bluejay may sublicense its rights under Articles 2.1 and 2.2 to its Affiliates and other third parties (a) for purposes other than those described in the preceding sentence or (b) prior to obtaining Market Approval under Article 3.1, only after obtaining Toray’s prior written consent. In either case, Bluejay shall require such sublicensees to undertake and be bound by the terms and conditions of this Agreement relating to the sublicensed activities and shall be responsible for any breach of such terms and conditions by any such sublicensee. Bluejay shall have the same responsibility for the activities of its sublicensees under any such arrangements as if the activities were directly those of Bluejay. For clarity, and not by way of limitation, any royalties shall be paid to Toray by Bluejay with regard to the activities of its sublicensees.

Article 3.	Commercialization

3.1	Obtaining Market Approval. Bluejay shall use reasonable efforts to seek Market Approval for Products from the Regulatory Authorities in the Territory at its own cost and responsibility. Bluejay shall inform and report to Toray the progress in obtaining the Market Approval on a monthly basis and shall use reasonable efforts to obtain Market Approval for Products in the United States of America or the European Union within three (3) years from the A&R Effective Date. Whenever Bluejay files an application for Market Approval with the Regulatory Authority in any country in the Territory, Bluejay shall provide Toray with a summary of such application submitted to the Regulatory Authority in English (including any amendments thereto). For clarity, Bluejay may use Toray Know-how in applications for Market Approval.

3.2	Maintaining Market Approval. Bluejay shall, at its own cost, maintain the Market Approval and shall not cause Market Approval to be transferred to any third party without Toray’s prior written consent. Bluejay shall have primary responsibility for all communications, submissions and interactions with the Regulatory Authority for the purposes of maintaining the Market Approval. Upon Toray’s request at the time of Toray’s termination of this Agreement in accordance with Articles 15.2, 15.3 or 15.4 (limited, however, (a) in the case of Article 15.3(a) to where the breach (i) is a failure to pay royalties in accordance with Article 4.3 for two (2) consecutive calendar quarters or three (3) non-consecutive calendar quarters, (ii) constitutes a violation of applicable laws relating to international trade sanctions or embargos, (iii) is a failure to comply with the confidentiality and limitation of use with respect to Toray Know How under Article 18.1, (iv) is repeated three (3) times, or (v) is not cured within 90 days, and (b) in the case of Article 15.4 to where the breach cannot be cured and is so severe (such as where the breach constitutes a violation of applicable anti-bribery laws) that continuing this Agreement is no longer possible), Bluejay shall use reasonable efforts to arrange a transfer to Toray, or any other party designated by Toray, of the Market Approvals relating to Products whose Royalty Term has not expired either with no cost to Toray in the case of a breach of Article 15.3(a) or Article 15.4 (subject to the above limitations) or on reasonable terms and conditions to be agreed separately in writing in the case of a breach of Article 15.2 or Article 15.3(b).

3.3	Promotion Plan, Sales Forecast and Estimate for Requirement. Bluejay shall prepare its promotion plan (if any) and non-binding sales forecast of the Products and estimate of its requirements of Toray Chips for the first (1st) year commencing from the A&R Effective Date. Thereafter, Bluejay shall prepare its promotion plan and non-binding sales forecast of the Products and estimate of its requirements of Toray Chips every three (3) months for three (3) years.

3.4	Starting Commercial Sales. Bluejay shall make reasonable efforts to start Commercial Sales within five (5) years from the A&R Effective Date, but as soon as practically possible after obtaining the Market Approval.

3.5	Extension Period. In case Bluejay fails to start Commercial Sales within five (5) years from the A&R Effective Date due to reasons not attributable to Bluejay, the period for which the exclusive license is granted pursuant to Article 2.1 shall be extended for an additional six (6) months, repeatedly if necessary, provided that such additional extension period shall not exceed twenty four (24) months in total. If Bluejay fails to start Commercial Sales within such seven (7) year period, and such failure is due to events within Bluejay’s reasonable control and not due to Toray’s failure to timely perform its obligations hereunder or other causes beyond Bluejay’s reasonable control, then Toray may, at its sole discretion, either convert the exclusive license granted under Article 2.1 to a non-exclusive license or terminate this Agreement.

3.6	Sales Efforts. Bluejay shall make reasonable efforts consistent with normal business practices in the medical device industry to expand sales activities of Products.

3.7	Efforts for Obtaining a Reimbursement Approval. Bluejay shall make reasonable efforts in obtaining a reimbursement approval on each of the national markets in the Territory if applicable.

3.8	Sales Reports. Within thirty (30) days after the close of each calendar quarter during the period Bluejay is marketing Products in the Territory, Bluejay shall provide Toray with high-level summaries of: (a) quarterly sales reports for Products for such calendar quarter in each country of the Territory; and (b) the stock reports of Chip Products as of the last day of such calendar quarter (if Toray is then supplying Toray Chips to Bluejay).

3.9	Licensor’s Name. Bluejay shall not use or indicate on the label, packaging, packaging inserts or patient leaflets of Products, to the extent permitted by the laws and regulations of the Territory, words indicating the name of Toray as a licensor in respect of the Products. However, if Bluejay does wish to do so, Bluejay shall obtain Toray’s prior written approval in respect of the manner and methods of indicating the name of Toray on any material by submitting such drafts to Toray.

Article 4.	Consideration for Licensed Rights

4.1	Upfront License Fee Payment. In consideration for the ongoing rights, licenses and privileges granted hereunder, Bluejay has paid Toray, and Toray hereby acknowledges it has received payment of, an upfront license fee in two (2) installments of:

4.1.1	One Hundred Twenty Thousand U.S. Dollars (US$120,000) within ninety (90) days from the Effective Date; and

4.1.2	an additional One Hundred Twenty Thousand U.S. Dollars (US$120,000) prior to the first (1s) anniversary date of the first (1st ) payment set forth above.

4.2	Running Royalty. On a Product-by-Product and country-by-country basis, for the period commencing on the date of the first Commercial Sales of a Product in a country where a Valid Claim of a Patent covers that Product (that date for each Product, the “Commercial Sales Start Date”) and continuing until the later of: (a) the expiration or abandonment of the last of the Patents (whichever comes later); or (b) the tenth (10th) anniversary of the Commercial Sales Start Date (that period for each Product, the “Royalty Term”), Bluejay shall pay to Toray a royalty of seven point five percent (7.5%) of the Net Sales of Chip Products for IL-6 in countries where a Valid Claim of a Patent covers those Chip Products; provided, however, that if the FDA requires Bluejay to re-conduct clinical studies for the purpose of obtaining Market Approval in the U.S. due to quality problems attributable to Toray Chips for IL-6, Bluejay may reduce the royalty to four percent (4%); and provided further that on a Product-by-Product and country-by-country basis, the royalty for Products shall be reduced by fifty percent (50%) if at any time during such period a Product ceases to be covered by a Valid Claim of a Patent in the country where the Product is sold (for clarity, if the Commercial Sales Start Date of a Product occurs after a Product ceases to be covered by a Valid Claim of a Patent in the country where the Product is sold, the royalty for such Product will be reduced by fifty percent (50%) at the beginning of the Royalty Term). Toray shall promptly notify Bluejay in writing of the loss of any such cover, and any such royalty reduction shall take effect with respect to all sales with respect to the applicable Product and country on and after the date on which such cover is lost. Bluejay may offset the amount of royalties due in the payment quarter immediately following the date of receipt of Toray’s notice against any amount of excess royalties previously paid due to the loss of such cover. The royalty for Products other than Chip Products for IL-6 shall be determined separately by written agreement between the Parties.

4.3	Payment of Royalties. Royalties for each quarter of any calendar year shall be paid within thirty (30) days after the end of such calendar quarter. Bluejay shall provide Toray with a report showing the calculation of any royalties paid.

4.4	Minimum Royalties. Following the first Commercial Sale in the first (1st) country, Bluejay shall pay Toray a one-time minimum royalty of Sixty Thousand U.S. Dollars (US$60,000), which shall be creditable against any royalties owed by Bluejay to Toray in such calendar year. For the calendar years following that first (1st) Commercial Sale, Bluejay shall pay Toray a minimum royalty of One Hundred Thousand U.S. Dollars (US$100,000) per year, which shall be payable once each year and creditable against any royalties owed by Bluejay to Toray in such calendar year.

4.5	Withholding Taxes. If at any time during the term hereof, any governmental authority shall require that taxes be withheld by Bluejay and remitted directly to the governmental authority on behalf of Toray, Bluejay shall promptly transmit to Toray tax receipts issued by the appropriate tax authorities in respect of such taxes so withheld and remitted so as to enable Toray to support a claim for credit against income taxes payable by Toray. All such withheld amounts shall be deemed paid to Toray for purposes of determining whether Bluejay has met its payment obligations hereunder.

4.6	Audits. Bluejay shall keep true, complete, accurate and separate records, files and books of account containing all the data necessary for the full computation and verification of royalties. For a period of one (1) year following any payment of royalties made by Bluejay to Toray pursuant to Articles 4.2 and 4.3, and upon Toray’s reasonable advance written notice to Bluejay, Bluejay shall permit Toray and/or any independent certified accountant engaged by Toray to inspect the records, files and books of Bluejay solely and exclusively related to the sales of Products. Such inspection shall be completed during regular business hours, in a manner that minimizes disruption to business. Any such audit shall be at the sole expense of Toray, except if any audit discloses that Bluejay owes royalties to Toray in excess of three percent (3%) of the royalties actually paid for the time period covered by such audit, in which case Bluejay will reimburse Toray for the costs of the audit.

Article 5.	Technical Support

5.1	Toray Know-How. Toray has provided Bluejay, and Bluejay hereby acknowledges it has received, in English or (if approved by Bluejay) Japanese, the information set out in Exhibit B and Exhibit C (being information constituting Toray Know-How identified by the Parties as of the A&R Effective Date). All other Toray Know-How which may be necessary and/or useful for Bluejay to manufacture, test, and validate the Chip Products, if any, will be provided by technical assistance pursuant to Article 5.2.

5.2	Technical Assistance for Establishing Alternative Manufacturing Site. To make the Toray Know-How provided for in Article 5.1 available for the purpose of establishing alternative manufacturing site for the Chip Products (including the intermediates of Chip Products) under Article 7.2, Toray shall, upon the request of Bluejay until Bluejay receives the written confirmation of Performance Qualification from Sanyo Seiko and if it is reasonably acceptable for Toray, provide technical assistance reasonably necessary for such establishment, including dispatching its technical personnel or its Affiliates’ or subcontractors’ technical personnel to Bluejay or SanyoSeiko for such technical assistance relating to the manufacture and testing of Chip Products using Toray Chips and Toray Know-How. Toray’s technical personnel for technical support under this Article 5.2 will be dispatched only to SanyoSeiko, Toray Research Center, Inc. (a Japanese corporation with its address at 1-1-1, Nihonbashi-Honcho, Chuo-ku, Tokyo 103-0023), and Enplas Corporation (a Japanese corporation with its address at 2-30-1, Namiki, Kawaguchi City, Saitama 332-0034 Japan). Toray is not obliged to dispatch such technical personnel to other Designated Manufacturers unless otherwise agreed by the Parties. Such technical assistance may include, without limitation, technical assistance for obtaining Market Approval of International Organization for Standardization (ISO), Quality Management System (QMS), CE marking and the FDA for Bluejay or SanyoSeiko and for establishing the commercial manufacturing of Chip Products.

5.3	Loan of Devices for Analysis. Toray shall procure and loan fifteen (15) devices for analysis (RD-100), which are used with Toray Chips and currently owned by Toray’s Affiliate, Toray Medical Co., Ltd., to Bluejay, free of charge. Bluejay shall bear any costs and expenses for the shipment and setup of such devices. Toray shall support Bluejay through the technical assistance rendered pursuant to Article 5.2 for the setup and maintenance of such devices to the extent reasonable. Bluejay shall bear any costs and expenses for repair or maintenance of such devices. Such devices shall be returned to Toray upon the termination or expiration of this Agreement, and any costs and expenses for such return shall be borne by Bluejay. The devices shall be returnable to Toray by Bluejay on ten (10) days prior notice.

5.4	Costs and Expenses for Technical Assistance. Toray shall provide the technical assistance for completing the transfer of Toray Know-How under Article 5.1 and establishing an alternative manufacturing site under Article 5.2 free of charge until Bluejay has received written confirmation of Performance Qualification from SanyoSeiko. If Toray provides, at Bluejay’s request, technical assistance after that confirmation has been received, or technical assistance for other purposes, Bluejay shall pay Toray one thousand US Dollars (US$1,000) per dispatched personnel per working day (which in this context means in principle eight (8) hours of work within reasonable business hours) in addition to actual transportation and accommodation fees for such dispatch (collectively, the “Technical Assistance Fee”) in accordance with a written invoice from Toray accompanied by reasonable receipts and any other supporting documentation reasonably requested by Bluejay.

Article 6.	Use of Trademark

6.1	Bluejay shall not use the Trademark and shall label and repackage Toray Chips with its own trademark and shall not market, promote, sell or distribute Products using the Trademark in the Territory.

Article 7.	Purchase and Supply Terms; Establishment of Alternative Manufacturing Site

7.1	Purchase and Supply Terms. The rights and obligations of the Parties relating to the purchase and supply of Toray Chips are provided for in the Supply Agreement. For clarity, under the Supply Agreement:

7.1.1	for the duration of the effective term of the Supply Agreement, Bluejay shall purchase Toray Chip Intermediates from Toray and Toray shall supply Toray Chip Intermediates to the Designated Manufacturer. The Chip Products manufactured using Toray Chip Intermediates must not be used for Commercial Sales; and

7.1.2	notwithstanding the foregoing, Bluejay will not be required to comply with its purchase obligations provided for in the Supply Agreement, and Toray will not be required to comply with its supply obligations provided for in the Supply Agreement, once Market Approval for Chip Products is obtained from the FDA or the Supply Agreement otherwise expires or terminates, provided, however, that neither Bluejay nor Toray shall cancel any Purchase Order (as defined in the Supply Agreement) which has already been placed by Bluejay.

7.2	Establishment of alternative Manufacturing Site. During the effective term of the Supply Agreement, Bluejay shall establish an alternative manufacturing site of the Chip Products for Commercial Sales at the Designated Manufacturer at its own cost. Upon the request of Bluejay, Toray shall provide technical assistance in accordance with Article 5.2 for the purpose of assisting Bluejay in Bluejay’s establishment of an alternative manufacturing site of the Chip Products for Commercial Sales at the Designated Manufacturer. Bluejay shall purchase Chip Products for Commercial Sales from the Designated Manufacturer. Once such first (1st) manufacturing site is established, the second (2nd) site or the following sites, if any, will be established by Bluejay without Toray’s technical assistance.

7.3	Sale of Products to Toray. Toray may purchase from Bluejay, for the purpose of re-sale in Japan, Products that Bluejay manufactures or has Designated Manufacturer manufacture on reasonable terms and conditions to be separately discussed and agreed in writing between the Parties.

Article 8.	Bluejay Analysis Devices

8.1	Bluejay Analysis Devices. Bluejay may, at its own cost and responsibility, design and manufacture, or have Designated Manufacturer design and manufacture, devices for analysis to be used for Products (“Bluejay Analysis Devices”). For the avoidance of doubt, Toray does not make any representations and warranties, express or implied, as to the Bluejay Analysis Devices. Toray may purchase Bluejay Analysis Devices for research or commercial purposes in Japan on reasonable terms and conditions to be separately discussed and agreed in writing between the Parties.

Article 9.	Marketing Plan and Sales Reports

9.1	Joint Marketing Planning Meetings. The Parties may, upon a Party’s request, which shall not be unreasonably withheld or delayed by the other Party, arrange and hold meetings at least once every six (6) months, or at such other intervals as may be otherwise agreed to by the Parties in order to exchange information relating to the marketing of the Products in the Territory, to discuss marketing plans and sales forecasts of the Products, to discuss strategies relating to the marketing of the Products, and to take such other actions as required under this Agreement (such meetings, “Joint Marketing Planning Meetings”).

9.2	Sales Reports. Bluejay shall use reasonable efforts to realize the marketing plans and sales forecasts discussed in the Joint Marketing Planning Meeting. Bluejay shall report quarterly sales quantities and sales amounts of the Products in the Territory to Toray within fourteen (14) days from the end of the previous quarter and shall from time to time notify Toray of significant events in the Territory pertaining to the market situation, the competition, government controls, the general economy or any other major issues with regard to the market in the Territory.

Article 10.	Representations and Warranties

10.1	General Warranties. Each Party represents and warrants as of the A&R Effective Date to the other that: (a) it has the full right to enter into this Agreement and carry out its obligations hereunder; (b) this Agreement constitutes its legal, valid and binding obligation; (c) there are no agreements, commitments or obstacles, technical or legal, including patent rights of any third party, which could prevent it from carrying out all of its obligations hereunder; and (d) the execution, delivery and performance of this Agreement will not constitute a violation or breach of any agreement or contract to which it is a Party or by which it is bound or the terms of any judicial or administrative decree or order to which it is subject. Without limiting the foregoing, Toray further represents and warrants to Bluejay as of the A&R Effective Date that: (i) Toray owns or co-owns the Patents; (ii) Toray has all rights and consents necessary to license the Patents as provided for in this Agreement; and (iii) the Patents are duly maintained and in effect.

Article 11.	Disclaimer

11.1	No Other Warranty. EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR ANY WARRANTY AGAINST INFRINGEMENT OF ANY THIRD PARTY PATENT.

11.2	Amount Limit. EACH PARTY’S LIABILITY ON ANY CLAIM, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY LOSS OR DAMAGE ARISING OUT OF OR CONNECTED WITH, OR RESULTING FROM THE MANUFACTURE, SALE, DELIVERY, RESALE, REPLACEMENT, USE OR PERFORMANCE OF ANY TORAY CHIPS SHALL IN NO CASE EXCEED THE PRICE FOR SUCH TORAY CHIPS WHICH GIVES RISE TO THE CLAIM. FOR CLARITY, NOTWITHSTANDING ANYTHING CONTRARY HEREIN: (a) BLUEJAY SHALL PAY THE FULL AMOUNT OF ROYALTIES TO TORAY IN ACCORDANCE WITH ARTICLE 4 OF THIS AGREEMENT; AND (b) THIS LIMITATION SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 12.

11.3	Indirect Damage. NOTWITHSTANDING ANYTHING CONTRARY HEREIN, EXCEPT AS ARISING FROM A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER Article 18 OR IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER Article 12, In no event shall EITHER PARTY be liable for: (a) special, indirect or consequential damages; (b) loss of anticipated profit or revenue, loss of use, cost of capital; OR (c) property damage independent of the products and loss arising out of such damages.

Article 12.	Indemnification

12.1	Indemnification by Toray. Toray shall indemnify, defend and hold harmless Bluejay and its Affiliates from and against any liabilities or damages, or expenses in connection therewith (including reasonable attorney’s fees and costs and other expenses of litigation), resulting from third party claims arising or resulting from: (a) the material breach of this Agreement by Toray; or (b) the willful misconduct or the gross negligence of Toray, unless such liabilities, damages or expenses arise or result from the willful misconduct or the gross negligence of Bluejay.

12.2	Indemnification by Bluejay. Bluejay shall indemnify, defend and hold harmless Toray and its Affiliates from and against any and all liabilities or damages, or expenses in connection therewith (including reasonable attorney’s fees and costs and other expenses of litigation), resulting from third party claims arising or resulting from: (a) the material breach of this Agreement by Bluejay; or (b) the willful misconduct or the gross negligence of Bluejay, unless such liabilities, damages, or expenses arise or result from the willful misconduct or the gross negligence of Toray.

12.3	Insurance. Each of the Parties shall maintain comprehensive general liability insurance, product liability insurance as well as other types of insurance in type and amount considered to be reasonable and prudent given the types of risks involved in the manufacturing, repackaging and distribution of the Products, as the case may be. Each Party shall maintain such coverage with third party commercial insurance carrier(s), for the term of this Agreement, and for the length of period required to cover the maximum limitation period for product liability claims in the Territory.

Article 13.	Intellectual Property Rights etc.

13.1	Third Party Claim. Both Parties shall cooperate in defending against any third party claim or dispute which may arise from or in connection with an infringement claim within the Territory of any trademark or any Intellectual Property Rights of a third party relating to the marketing, sales and distribution of Chip Products hereunder. Toray shall be solely liable with respect to any award or judgment adverse to Bluejay or Toray if such claim or dispute arises from or in connection solely with Toray Chips that have not been changed, modified or improved by Bluejay or the Designated Manufacturer. Bluejay shall be liable with respect to any award or judgment adverse to Bluejay or Toray if such claim or dispute arises from or in connection solely with (a) the labeling or repackaging of Toray Chips, or (b) Bluejay’s use of any changes, modifications or improvements that Bluejay or Designated Manufacturer makes to Toray Chips.

13.2	Notification. During the term of this Agreement, if Bluejay or Toray, at any time, becomes aware of any infringement or threatened infringement by a third party of any Intellectual Property Rights of Toray Chips or the Chip Products in the Territory, Bluejay or Toray, as the case may be, shall promptly give notice to the other Party, and the Parties shall consult with each other as to the action to be taken. Bluejay agrees to give Toray support in resisting such infringement or threatened infringement.

13.3	Improvements, Inventions, and Foreground Intellectual Property Rights. Bluejay (including by its Affiliates, subcontractors, sublicensees, or their respective employees or agents) shall be permitted under the licenses granted herein to make Improvements. All Improvements, whether or not patentable, which are discovered, generated, conceived or reduced to practice (i) solely by or on behalf of Bluejay (including by its Affiliates, sublicensees, subcontractors or their respective employees or agents), (ii) solely by or on behalf of Toray, or (iii) jointly by or on behalf of Bluejay and Toray in the course of the performance of this Agreement, including all rights, title and interest in and to the Intellectual Property Rights therein and thereto (all such rights, title and interest, “Foreground Intellectual Property Rights”; all patentable Improvements, “Inventions”), shall be solely owned by Bluejay or Toray, or jointly owned by Bluejay and Toray, in accordance with each Party’s level of contribution as set out below.

13.3.1	An Invention and the Foreground Intellectual Property Rights subsisting in or in relation to the Invention which are discovered, generated, conceived or reduced to practice solely by or on behalf of Bluejay without Toray’s contribution made in an agreed collaboration with Bluejay shall be solely owned by Bluejay.

13.3.2	An Invention and the Foreground Intellectual Property Rights subsisting in or in relation to the Invention which are discovered, generated, conceived or reduced to practice solely by or on behalf of Toray without Bluejay’s contribution made in an agreed collaboration with Toray shall be solely owned by Toray.

13.3.3	An Invention and the Foreground Intellectual Property Rights in the Invention shall be jointly owned by Bluejay and Toray if both Parties made a contribution (which may include, without limitation, a financial, technical or other commitment or promise by one Party to the other Party) to the underlying Improvement. For the avoidance of doubt, Toray shall not be deemed to have contributed to, and an Invention and the Foreground Intellectual Property Rights subsisting in or in relation to the Invention shall therefore not be jointly owned by Toray, merely because Bluejay refers to (which includes Bluejay having had access to, knowledge of, or experience with) Toray’s Background Intellectual Property Rights or Toray’s Confidential Information unless Toray has contributed to such Invention and Foreground Intellectual Property Rights in an agreed collaboration with Bluejay, and vice versa.

13.3.4	If Toray has made a contribution as provided for in Article 13.3.1, or if Bluejay has made a contribution as provided for in Article 13.3.2, the shares of joint ownership in that Invention and the Foreground Intellectual Property Rights in that Invention shall be determined by written agreement between the Parties in accordance with each Party’s level of contribution to the Invention. The Parties shall in good faith discuss and cooperate with other with respect to any procedures and applications relating to registration of any such jointly owned Inventions. If the Parties agree to jointly file for a patent for an Invention, each Party shall bear the expenses for any such procedures and applications in proportion to their respective ownership ratios. If a Party decides not to file for a patent in a particular country, the other Party may file for a patent in that country at its own expense, and the first Party hereby consents to the other Party making that filing and shall sign a written consent or other such documentation if necessary to prove that consent and otherwise cooperate with the filing Party, the reasonable expenses for which shall be borne by the filing Party upon submission of a reasonable invoice with supporting receipts and other such documentation.

13.3.5	Bluejay may use and exploit (including by licensing) all Inventions and all Foreground Intellectual Property Rights that Bluejay solely owns without any additional payment to Toray and without limitation in the Territory and Japan. Bluejay may use and exploit all Inventions and all Foreground Intellectual Property Rights that the Parties jointly own without any additional payment to Toray and without limitation in the Territory and Japan, provided that any license to a third party under such jointly owned Inventions and Foreground Intellectual Property Rights will be subject to Toray’s prior written consent.

13.3.6	Toray may use and exploit (including by licensing) all Inventions and Foreground Intellectual Property Rights that Toray solely owns without any additional payment to Bluejay and without limitation in Japan. Toray may use and exploit all Inventions and all Foreground Intellectual Property Rights that the Parties jointly own without any additional payment to Bluejay and without limitation in Japan, provided that any license under such jointly owned Inventions and Foreground Intellectual Property Rights to a third party will be subject to Bluejay’s prior written consent.

13.4	Background Intellectual Property Rights.

13.4.1	Bluejay Background Intellectual Property Rights. All Intellectual Property Rights existing as of the A&R Effective Date or arising separately to this Agreement and the Original Agreement (“Background Intellectual Property Rights”) of Bluejay shall at all times remain the sole property of Bluejay, and Toray shall not use Background Intellectual Property Rights of Bluejay except as expressly provided for in this Agreement.

13.4.2	Toray Background Intellectual Property Rights. Any and all rights in and to the Patents and Toray Know-how shall at all times remain the sole property of Toray subject to the licenses granted in this Agreement.

13.4.2.1	Bluejay may use and exploit (including by sublicensing but subject to Toray’s prior written consent under Article 2.3) Toray Know-How to the extent necessary for Bluejay, its Affiliates, subcontractors and sublicensees to use and exploit Foreground Intellectual Property Rights for the purpose as expressly provided for in this Agreement without any additional payment to Toray and without limitation in the Territory and Japan.

13.4.2.2	Bluejay shall not use Background Intellectual Property Rights of Toray except as expressly provided for in this Agreement (including, without limitation, Article 13.4.2.1).

13.4.3	Subcontracting by Toray. Toray shall cause all Affiliates and other third-party subcontractors that engage in work for Toray relating to this Agreement that will or may involve Intellectual Property Rights or Confidential Information to be legally bound to terms and conditions substantially similar to the terms under this Agreement relating to Intellectual Property Rights and Confidential Information. Toray shall be responsible for any breach of such terms and conditions by any such Affiliates and other third-party subcontractors and shall have the same responsibility for the activities of those Affiliates and other third-party subcontractors under any such arrangements as if the activities were directly those of Toray.

Article 14.	Compliance and Ethical Conduct

14.1	It is the policy of both Parties to conduct businesses at all times in accordance with its highest standards of corporate and business ethics. Both Parties agree to comply with any and all laws, regulations and governmental orders of the jurisdictions relating to the execution and performance of this Agreement and with all other performance standards under or pursuant to this Agreement.

14.2	Bluejay shall be responsible for and fulfill any and all legal obligations of an importer, a distributor and/or a holder of marketing authorization of medical products in the Territory including, but not limited to, establishing the documented procedures for the traceability of Products imported and sold by Bluejay, as may be required by any national or rural government of the Territory or any other competent authorities, and Toray shall assist Bluejay in fulfilling such obligations. Bluejay shall assist Toray in fulfilling the legal obligations of a supplier or a manufacturer of Toray Chips in the Territory which are required by any national or rural government of the Territory or any other competent authorities.

14.3	Either Party shall not offer, promise, or give money or any other thing of value to a Public Official in connection with this Agreement. “Public Official” in this Agreement means an officer, employee or any person acting for or on behalf of: (a) any government or any department, agency or instrumentality thereof (including state-owned or state-controlled entities); or (b) any public or international organization. If, during the term of this Agreement, either Party pays compensation or anything of value to a third party in relation to this Agreement, such Party shall, upon request from the other Party, promptly inform the other Party of: (i) any information regarding such third party; and (ii) any information regarding such payment, including the detail, purpose, and any other information which the other Party deems necessary.

Article 15.	Term and Termination

15.1	This Agreement shall take effect on the A&R Effective Date and shall continue in full force and effect until the expiration of the last Royalty Term (that period, the “Term”), unless sooner terminated by mutual written consent of the Parties or terminated in accordance with Articles 15.2, 15.3 or 15.4. Notwithstanding the foregoing, Article 10 (Representations and Warranties), Article 11 (Disclaimer), Article 12 (Indemnification), Article 13 (Intellectual Property Rights etc.), Article 14 (Compliance and Ethical Conduct), Article 16 (Steps After Termination), Article 18 (Confidentiality and Limitation on Use), Article 22 (Governing Law) and Article 23 (Dispute Resolution) and this Article 15.1 shall survive expiration or termination of this Agreement.

15.2	If Bluejay does not satisfy the Commercial Sales requirements of Articles 3.4 and 3.5 of this Agreement, Toray may terminate this Agreement in accordance with Article 3.5 by providing Bluejay prior written notice.

15.3	Either Party may terminate this Agreement forthwith by giving a written notice to the other Party if:

(a)	the other Party fails to remedy any material breach of this Agreement within thirty (30) days after receiving a written notice requesting it to do so; or

(b)	the other Party enters into any arrangement of composition with its creditors or goes into liquidation, insolvency, bankrupt, receivership or reorganization proceedings, except that, in case of non-voluntary proceedings, when such non-voluntary proceedings are not dismissed within ninety (90) days, or if the other Party becomes dissolved, or terminates its corporate existence by merger, consolidation or otherwise.

15.4	Either Party may terminate this Agreement forthwith by giving a written notice to the other Party if the other Party breaches an obligation under Article 14.3.

Article 16.	Steps after Termination

16.1	Expiration or termination of this Agreement shall not release any Party from any liability which at the time of such expiration or termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such expiration or termination, nor shall any such expiration or termination affect in any way the survival of any right, duty or obligation of any Party which is stated in this Agreement to survive such expiration or termination.

16.2	Any termination of this Agreement under this Article 16 shall not prejudice any right and remedy available to the terminating Party under this Agreement, law, trade custom or otherwise.

16.3	Upon expiration or termination of this Agreement, Bluejay shall:

(a)	cease to label and repackage Toray Chips;

(b)	upon Toray’s request, promptly return to Toray or destroy, at Toray’s discretion, all documents and materials containing Toray Know-How and its Confidential Information, including any duplicated copy thereof; provided, however, that Bluejay may retain one (1) copy for archival purposes to the extent necessary to confirm compliance with this Agreement or as may be required in accordance with applicable law or regulations or Bluejay’s internal regulations; and

(c)	report to Toray on the marketable inventory of Toray Chips on hand at the time of such expiration or termination of this Agreement and discuss and determine the period of time Bluejay may continue to sell those Toray Chips.

16.4	The Parties acknowledge and agree that:

16.4.1	on the expiry of the applicable Royalty Term for a certain Product, no further royalties are payable with respect to the sales of that Product in the Territory, and the licence granted by Toray to Bluejay under this Agreement with respect to that Product in the Territory shall become fully paid-up, perpetual, irrevocable, and royalty-free; and

16.4.2	therefore Bluejay will and may continue to sell such Products in the Territory even after the expiry of the Term.

Article 17.	Force Majeure

A Party shall not be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, except for monetary payment, when such failure or delay is caused by or results from, directly or indirectly, act of God, fire, flood, tidal wave, landslide, pandemic, epidemic, quarantine, embargoes, government regulations, prohibitions or interventions, wars, acts of war (whether war be declared or not), act of terrorism, insurrection, riots, civil commotion, or any other cause beyond the reasonable control of the affected Party, provided that the affected Party shall promptly notify the other Party of the nature and effect of such event.

Article 18.	Confidentiality and Limitation on Use

18.1	Except as otherwise permitted in this Article 18, during the term of this Agreement and for a period of five (5) years thereafter, each Party shall retain in confidence and use only for the purposes of this Agreement any Confidential Information supplied by or on behalf of the other Party to such Party under this Agreement. The obligations and duties under this Article 18.1 shall not apply to the information which:

(a)	was in the public domain at the time of disclosure;

(b)	was known by such Party prior to the date of disclosure by the other Party as evidenced by tangible records of such knowledge;

(c)	becomes part of the public domain through no fault of such Party;

(d)	is disclosed to such Party by a third party having a bona fide right to disclose such information; or

(e)	is independently developed by such Party without using the Confidential Information of the other Party.

18.2	Notwithstanding the obligations of Article 18.1:

(a)	in the event a Party is required to make a disclosure of the other Party’s Confidential Information in order to comply with any applicable law, the Party will, as soon as is practicable and legally permitted, notify the other Party of the disclosure or possible disclosure and will use all reasonable efforts to provide the Confidential Information under conditions of confidentiality, or obtain a protective order protecting such information; and

(b)	Bluejay’s obligations of confidentiality and non-use with respect to Toray Know-How shall survive for the period that Toray Know-How retains its status as a trade secret under applicable law, even after five (5) years from the termination of this Agreement.

18.3	Notwithstanding the obligations of Article 18.1, Toray may disclose Confidential Information to Designated Manufacturers; provided, however, that Toray shall cause all such Designated Manufacturers to comply with confidentiality obligations at least substantially similar to those set forth in this Agreement.

18.4	No announcement, news release, public statement, publication or other public presentation relating to the existence of this Agreement, the subject matter herein, or either Party’s performance hereunder including any written or oral publication, any manuscript, abstract or the like which includes data or any other information generated and provided by the development effort hereunder, shall be made without the other Party’s prior approval as to form and content.

18.5	Notwithstanding Article 18.4, Toray consents to the filing of this Agreement, as amended, as an exhibit to any filings made by Bluejay with the U.S. Securities and Exchange Commission, and consents to the description of the terms of this Agreement being disclosed by Bluejay in any filings made with the U.S. Securities and Exchange Commission.

Article 19.	Notice

Any notice required or permitted under the terms of this Agreement, or any statue or law requiring the giving notice, must be in writing and delivered in person, or by email, registered air mail or registered courier service, if properly posted or sent to the relevant party at the address below or to such changed address as may be given by either Party to the other by such written notice. Any such notice shall be deemed to have been given upon receipt or upon the third (3rd) day after having been dispatched in the manner hereinbefore provided, whichever is earlier.

(a)	To Bluejay at:

	Address:	360 Massachusetts Avenue, Suite 203, Acton, MA 01720
	Attention:	Finance Department
	Telephone:	+1 844 327 7078
	E-Mail:	procurement@bluejaydx.com

(b)	To Toray at:

	Address:	Pharmaceuticals & Medical Products Business Planning Dept.

2-1-1, Nihonbashi-Muromachi, Chuo-ku, Tokyo 103-8666 JAPAN

	Attention:	Hideaki Inada, General Manager
	Telephone:	+81-3-3245-8657
	E-Mail:	hideaki.inada.e3@mail.toray

Article 20.	Relationship

The Parties shall be independent contractor to each other. Nothing herein shall be deemed to create the relationship of employer or employee, partnership, association or joint venture of any nature. Neither Party shall have the right, power or authority to assume or create any obligation, express or implied, for which the other Party may become liable.

Article 21.	No Assignment

Neither Party may assign its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other Party. Any assignment in violation of this provision shall be null and void.

Article 22.	Governing Law

This Agreement and any dispute or claim arising out of or relating in any way to this Agreement, whether sounding in contract, tort, statute or otherwise, shall be governed by and construed according to the laws of New York without regard to the conflicts of law principles thereof that would result in application of the laws of any other jurisdiction. The United Nations Convention on the International Sale of Goods shall not be applicable to this Agreement.

Article 23.	Dispute Resolution

All disputes or claims arising out of or relating in any way to this Agreement, whether sounding in contract, tort, statute or otherwise, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The seat and venue of arbitration shall be in Tokyo, Japan, if initiated by Bluejay and in New York, NY, the USA, if initiated by Toray. The language of the arbitration shall be English. The award rendered by the arbitrator(s) shall be final and binding upon the parties. Notwithstanding aforementioned, either Party may apply to a court of competent jurisdiction for an order for lawful preservative or conservatory measures, including interim injunctive relief (whether prohibitory or mandatory) in cases of due urgency only.

Article 24.	Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the Parties relative to the matters described herein, except the confidentiality agreement executed between the Parties dated 22nd of April, 2020. Any amendment hereto must be in writing and signed by the duly authorized representative of both Parties.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives as of the A&R Effective Date.

Bluejay Diagnostics, Inc.		Toray Industries, Inc,

/s/ Neil Dey		/s/ Jun Hayakawa
Name:	Neil Dey	Name:	Jun Hayakawa
Title:	Chief Executive Officer	Title:	Deputy General Manager
Pharmaceuticals & Medical Products Division

Date: October 23, 2023		Date: October 23, 2023